Exhibit 99.1

125 EAST JOHN CARPENTER FREEWAY, SUITE 1600 IRVING, TX 75062 PH: 972-444-4900 WWW.FELCOR.COM NYSE: FCH

FelCor Announces Changes to Its Board of Directors
Two Long Serving Directors Will not Stand for Re-Election
IRVING, Texas, January 26, 2017 – FelCor Lodging Trust incorporated (NYSE:FCH) today announced that it has entered into an agreement with Snow Park Capital Partners ("Snow Park") as part of the Company's continuing initiatives to strengthen its corporate governance by, among other things, reducing the tenure of its board members.
Under the terms of this agreement, two distinguished and long-serving directors, Thomas J. Corcoran, Jr. and Robert H. Lutz, Jr., will not stand for re-election at the Company’s 2017 Annual Meeting of Stockholders. In addition, under certain circumstances, Snow Park will have the right to consult with the Company’s Board on future director vacancies, if any, prior to the 2018 annual meeting.
"We appreciate Snow Park's constructive engagement and meaningful contributions as we continue to strengthen corporate governance, carefully manage G&A and make prudent capital allocation decisions,” said Christopher J. Hartung, FelCor’s Lead Director. “We look forward to continuing constructive dialogues with all our investors and remain open to ideas that will create lasting benefits for our stockholders.”
Jeff Pierce of Snow Park Capital Partners commented, “We thank the FelCor Board for working with us and taking decisive action to revamp the boardroom. We look forward to continuing to work with the Board under this refreshed structure.”
Tom Corcoran, together with the late Hervey Feldman, pioneered the concept of a real estate investment trust focused on hotels, founded FelCor’s predecessor in 1991 and took FelCor public in 1994. Mr. Corcoran led the Company as its first President and Chief Executive Officer until 2006, when he became Chairman of its Board of Directors. Under his leadership, the Company was recognized repeatedly as one of the Top 100 Places to work in Dallas-Ft. Worth, reflecting Mr. Corcoran’s focus on creating a collegial work culture and fostering appreciation of individuals serving the company. Upon conclusion of his board service, Mr. Corcoran will be granted the title Chairman Emeritus of FelCor.
“Tom Corcoran is one of the industry's visionaries and will be missed at FelCor both personally and professionally,” said Mr. Hartung. “Tom has been, and continues to be, a mentor and example to many of us. His contributions to our company have been immense."
Bob Lutz joined FelCor's Board of Directors in 1998. He brought to the Board a deep knowledge of real estate, real estate investment and finance, as well as a collaborative mindset that contributed greatly to FelCor’s Board.
“We greatly appreciate Bob's many years of service to FelCor as a steward of our stockholders’ interests,” said Mr. Hartung. “He provided outstanding leadership during his tenure as Lead Director from 2010 to 2016, and has been a valuable contributor to the development of FelCor’s modern governance philosophy as Chairman of the Governance Committee.”

Exhibit 99.1

“Tom and Bob are outstanding directors who have served our stockholders with dedication and care for many years," Mr. Hartung continued. “We wish them well as they move on to other pursuits.”
About FelCor
FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets throughout the U.S. FelCor partners with top hotel companies to operate its properties under globally renowned names and as premier independent hotels. Additional information can be found on the Company's website at www.felcor.com.
About Snow Park
Snow Park Capital Partners, LP (“Snow Park”) is an investment advisor that focuses on publicly traded real estate securities
Contact:

For FelCor:

Abi Salami
Manager, Investor Relations
asalami@felcor.com
972-444-4967

Hugh Burns/Robin Weinberg
Sard Verbinnen & Co
212-687-8080

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